Exhibit 10.2

SAFE AUTO INSURANCE GROUP, INC.

DIRECTOR NOMINATION AGREEMENT

DIRECTOR NOMINATION AGREEMENT, dated as of [●], 2019 (this “Agreement”), by and among Safe Auto Insurance Group, Inc., an Ohio corporation (the “Company”), each of the Deshe Family Shareholders listed on Schedule A hereto and each of the Diamond Family Shareholders listed on Schedule B hereto (the Deshe Family Shareholders and the Diamond Family Shareholders each a “Founder” and together the “Founders”).

WHEREAS, the Company has determined that it is in its best interests to effect an initial public offering (“IPO”) of common shares, par value $0.01 per share, of the Company (the “Common Shares”); and

WHEREAS, in connection with the IPO, the Company and the Founders desire to enter into this Agreement setting forth certain rights and obligations with respect to the nomination of directors to the Board of Directors of the Company (the “Board”) and other matters relating to the Board from and after the IPO.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.          Definitions.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as may be amended from time to time.

“Deshe Family Shareholders” means each Person listed on Schedule A hereto and their Permitted Transferees that become a party hereto by executing and delivering to the Company a joinder to this Agreement. Notwithstanding the foregoing, a Person or Permitted Transferee shall cease to be a Deshe Family Shareholder on the first date on which such Person or Permitted Transferee ceases to beneficially own (directly or indirectly) any shares of Voting Capital Stock.

“Diamond Family Shareholders” means each Person listed on Schedule B hereto and their Permitted Transferees that become a party hereto by executing and delivering to the Company a joinder to this Agreement. Notwithstanding the foregoing, a Person or Permitted Transferee shall cease to be a Diamond Family Shareholder on the first date on which such Person or Permitted Transferee ceases to beneficially own (directly or indirectly) any shares of Voting Capital Stock.

“First Threshold Date” means, with respect to each Founder, the first date on which such Founder ceases to beneficially own (directly or indirectly) twenty-five percent (25%) or more of the Voting Capital Stock.

“Founders” has the meaning set forth in the preamble.

“Permitted Transferee” means, with respect to a specified Person, any (i) Affiliates, (ii) spouses, parents, siblings and descendants (whether natural or adopted) or (iii) beneficiaries of a trust of such Person.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Regulations” means the Amended and Restated Code of Regulations of the Company, as may be amended from time to time.

“Second Threshold Date” means, with respect to each Founder, the first date on which such Founder ceases to beneficially own (directly or indirectly) fifteen percent (15%) or more of the Voting Capital Stock.

“Third Threshold Date” means, with respect to each Founder, the first date on which such Founder ceases to beneficially own (directly or indirectly) five percent (5%) or more of the Voting Capital Stock.

“Voting Capital Stock” means the votes entitled to be cast by the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors.

Section 2.          Board Number; Board Nomination.

(a)          As of the date hereof, the Board shall be comprised of eight (8) directors, (i) the following three (3) of whom shall be deemed to have been nominated by the Deshe Family Shareholders: Ari Deshe, Elie Deshe and William Graves (the “Deshe Directors”) and (ii) the following three (3) of whom shall be deemed to have been nominated by the Diamond Family Shareholders: Jon P. Diamond, Gabriel Gliksberg and Oded Gur-Arie (the “Diamond Directors”).  The foregoing directors shall be divided into two classes of directors, each of whose members shall serve for staggered two-year terms as follows:

(i) the Class I directors shall initially include two (2) Deshe Directors and one (1) Diamond Director.

(ii) the Class II directors shall initially include one (1) Deshe Director and two (2) Diamond Directors.

The initial term of the Class I directors shall expire immediately following the Company’s 2020 annual meeting of shareholders. The initial term of the Class II directors shall expire immediately following the Company’s 2021 annual meeting of shareholders.

(b)          Until the First Threshold Date, each of the Founders shall have the right (but not the obligation) pursuant to this Agreement to submit for nomination to the Board the number of individuals that, if elected, will result in such Founder having nominated three (3) individuals to the Board and the Company shall obtain any necessary approvals from the Board and any duly authorized committee of the Board with director nominating responsibility and shall include in the slate of nominees recommended to shareholders of the Company (the “Shareholders”) for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at which directors of the Company are to be elected, the up to three individuals identified in advance by such Founder.

(c)          After the First Threshold Date and until the Second Threshold Date, such Founder shall have the right (but not the obligation) pursuant to this Agreement to submit for nomination to the Board the number of individuals that, if elected, will result in such Founder having nominated two (2) individuals to the Board and the Company shall obtain any necessary approvals from the Board and any duly authorized committee of the Board with director nominating responsibility and shall include in the slate of nominees recommended to the Shareholders for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at which directors of the Company are to be elected, the up to two individuals identified in advance by such Founder.

(d)          After the Second Threshold Date and until the Third Threshold Date, such Founder shall have the right (but not the obligation) pursuant to this Agreement to submit for nomination to the Board the number of individuals that, if elected, will result in such Founder having nominated one (1) individual to the Board and the Company shall obtain any necessary approvals from the Board and any duly authorized committee of the Board with director nominating responsibility and shall include in the slate of nominees recommended to the Shareholders for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at which directors of the Company are to be elected, the one (1) individual identified in advance by such Founder (any such individuals identified pursuant to Section 2(b), Section 2(c) or Section 2(d) hereof, the “Deshe Nominees” or “Diamond Nominees,” as applicable, and collectively, the “Nominees”).

(e)          In the event that either of the Founders has nominated less than the total number of individuals that such Founder shall be entitled to nominate pursuant to this Section 2(b), Section 2(c) or Section 2(d), then such Founder shall have the right, at any time, to nominate such additional individual(s) to which such Founder is entitled, in which case, the Company shall cause the Board to take all necessary corporate action to (1) increase the size of the Board as required to enable such Founder to so nominate such additional individuals and (2) nominate such additional individuals identified by the Founder to fill such newly created vacancies.

(f)          Subject to applicable law, vacancies arising through the death, resignation or removal of any Deshe Nominee or Diamond Nominee who was nominated to the Board pursuant to this Section 2 may be filled by the Board with a Deshe Nominee or Diamond Nominee, as applicable, and the director so chosen shall hold office until the next election for the applicable class of directors and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal; provided, however, that the applicable Founder shall not have the right to nominate a replacement Nominee to the extent that appointment of such Nominee to the Board would result in a number of directors in excess of the number of directors such Founder is entitled to nominate to the Board pursuant to this Section 2.

(g)          Notwithstanding the provisions of this Section 2, the Founders shall not be entitled to nominate a Person as a nominee to the Board upon a written determination by the Board or any duly authorized committee of the Board with director nominating responsibility (which determination shall set forth in writing reasonable grounds for such determination) that (i) such Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company or (ii) the nomination of such Person would constitute a breach of the directors’ fiduciary duties or applicable law. Upon the occurrence of either (i) or (ii) above, the applicable Founder shall be entitled to select a Person as a replacement nominee and the Company shall cause such Person to be nominated as a Deshe Nominee or Diamond Nominee, as applicable, at the same meeting (or, if permitted, pursuant to the same action by written consent of the Shareholders) as such initial Person was to be nominated.  Other than with respect to any of the issues set forth in the first sentence of this Section 2(g), neither the Company nor any other party to this Agreement shall have the right to object to any Deshe Nominee or Diamond Nominee.

(h)          Until the Third Threshold Date, the Company shall notify the applicable Founder in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Shareholders (and the Company shall deliver such notice at least sixty (60) days (or such shorter period to which such applicable Founder consents, which consent need not be in writing) prior to such expected mailing date or such earlier date as may be specified by the Company reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such proxy materials at the time such proxy materials are mailed).  The Company shall provide such Founder with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to its Nominee or Nominees or the rights and obligations provided under this Agreement and to discuss any such comments with the Company.  The Company shall notify such Founder of any opposition to its Nominee or Nominees in accordance with Section 2(g) sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable the Founder to propose a replacement Nominee, if necessary, in accordance with the terms of this Agreement, and the Founder shall have ten (10) business days to identify such replacement Nominee.

(i)          In the event that a Founder ceases to have the requisite nomination rights pursuant to Section 2, such Founder shall use its best efforts to cause its applicable Nominee(s) to resign if so requested by the Board.

(j)          The initial chairman of the Board (the “Chairman”) is Ari Deshe.  If Ari Deshe is unable for any reason to serve as Chairman, Jon Diamond shall serve as Chairman, provided he is able.  If neither Ari Deshe nor Jon Diamond is able to serve as Chairman, unless otherwise agreed by the Deshe Family Shareholders, the Chairman shall be nominated by the Deshe Family Shareholders and the Company shall obtain any necessary approvals from the Board.  If the Deshe Family Shareholders cease to beneficially own (directly or indirectly) at least twenty percent (20%) of the Voting Capital Stock, then the Deshe Family Shareholders shall cease to have the right to nominate the Chairman.  If the Deshe Family Shareholders no longer have the right to nominate the Chairman, but the Diamond Family Shareholders beneficially own (directly or indirectly) at least twenty percent (20%) of the Voting Capital Stock, then the Diamond Family Shareholders shall have the right to nominate the Chairman.

(k)          If the number of independent directors at any given time is insufficient to satisfy the independence requirements of the Nasdaq Stock Market (“Nasdaq”) rules and the Sarbanes-Oxley Act of 2002 (the “Act”), as amended, the Company and the Founders agree to take such action as may be required under applicable law, the Amended and Restated Articles of Incorporation or the Amended and Restated Regulations (including, without limitation, voting their Common Shares) to appoint such number of additional or replacement directors that shall satisfy the relevant independence criteria under the Nasdaq rules and the Act, such that the Board at all times includes at least the minimum number of required independent directors needed to comply with such requirements.

Section 3.          Voting.

(a)          Deshe Family Shareholder Representative.  The holders of a majority of the Voting Capital Stock held by the Deshe Family Shareholders shall appoint an individual member of the Deshe Family Shareholders to serve as the authorized representative of the Deshe Family Shareholders for purposes of this Agreement and for whom written notice shall be delivered to the Company.  The initial Deshe Family Representative is Ari Deshe.

(b)          Diamond Family Shareholder Representative.  The holders of a majority of the Voting Capital Stock held by the Diamond Family Shareholders shall appoint an individual member of the Diamond Family Shareholders to serve as the authorized representative of the Diamond Family Shareholders for purposes of this Agreement and for whom written notice shall be delivered to the Company.  The initial Diamond Family Representative is Jon P. Diamond.

(c)          Support of Directors.  Each of the Deshe Family Shareholders and the Diamond Family Shareholders shall vote all the Voting Capital Stock that it beneficially owns (directly or indirectly) in favor of appointing each Deshe Nominee and Diamond Nominee as a director and against the removal of any Deshe Nominee and Diamond Nominee.

Section 4.          Miscellaneous.

(a)          Effective Date.  This Agreement shall become effective upon the closing of the IPO.

(b)          Governing Law.  This Agreement and the rights and obligations of the parties hereto and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio.

(c)          Certain Adjustments.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the capital stock of the Company, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Voting Capital Stock” shall include all such other securities.

(d)          Enforcement.  Each of the parties hereto agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement.  Such remedies, however, shall be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have.

(e)          Jurisdiction.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto unconditionally accepts the non-exclusive jurisdiction and venue of the United States District Court for the Southern District of Ohio, Eastern Division, or of the Court of Common Pleas of Franklin County, Ohio, and the appellate courts to which orders and judgments thereof may be appealed.  In any such judicial proceeding, each of the parties hereto agrees that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 3(h).  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f)          Successors and Assigns.  Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(g)          Entire Agreement; Termination.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.  This Agreement shall terminate and be of no further force and effect at such time that each of the Founders ceases to beneficially own (directly or indirectly) at least five percent (5%) of the Voting Capital Stock.

(h)          Notices.  All notices, requests, demands, waivers, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery with proof of receipt maintained or (d) sent by fax, to the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Safe Auto Insurance Group, Inc.
4 Easton Oval
Columbus, Ohio 43219
Attention: Kelly A. Armstrong

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:  Dwight S. Yoo
Facsimile No.:  (212) 735-2000

If to the Deshe Family Shareholders:

Deshe Capital
20801 Biscayne Blvd. #403
Aventura, FL 33180
Attention:  Ari Deshe

with copies (which shall not constitute notice) to:

Deshe Capital
20801 Biscayne Blvd. #403
Aventura, FL 33180
Attention:  Christy Complo or Current CFO

If to the Diamond Family Shareholders:

Diamond Family Office
9553 Harding Ave.
Surfside Florida 33154
Attention:  Jon P. Diamond

with copies (which shall not constitute notice) to:

Diamond Family Office
9553 Harding Ave.
Surfside Florida 33154
Attn: John Kastner or Current CFO

All such notices, requests, demands, waivers, consents and other communications shall be deemed to have been received by (a) if by personal delivery, on the day delivered, (b) if by certified or registered mail, on the fifth business day after the mailing thereof, (c) if by next-day or overnight mail or delivery, on the day delivered, or (d) if by fax, on the day delivered, provided that such delivery is confirmed.

(i)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j)           Headings.  The headings in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

(k)          Invalidity of Provision.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

(l)           Amendments and Waivers.  The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.  Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

(m)         Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

(n)          No Third-Party Beneficiaries.  This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

COMPANY:

SAFE AUTO INSURANCE GROUP, INC.

By:
Name:
Title:

DESHE FAMILY SHAREHOLDERS:

ARI DESHE

By:
Name: Ari Deshe

ANN S. DESHE

By:
Name: Ann S. Deshe

ANN S. DESHE, TRUSTEE OF THE ELIE MICHAEL DESHE 2012 IRREVOCABLE TRUST DATED DECEMBER 24, 2012

By:
Name: Ann S. Deshe

ANN S. DESHE, TRUSTEE OF THE DAVID SCOTT DESHE 2012 IRREVOCABLE TRUST DATED DECEMBER 24, 2012

By:
Name: Ann S. Deshe

[Signature Page to Director Nomination Agreement]

ANN S. DESHE, TRUSTEE OF THE DARA LAUREN DESHE 2012 IRREVOCABLE TRUST DATED DECEMBER 24, 2012

By:
Name: Ann S. Deshe

ANN S. DESHE, TRUSTEE OF THE DANIEL MATTHEW DESHE 2012 IRREVOCABLE TRUST DATED DECEMBER 24, 2012

By:
Name: Ann S. Deshe

ANN S. DESHE, TRUSTEE OF THE DANIEL MATTHEW DESHE 1987 SUBCHAPTER S TRUST

By:
Name: Ann S. Deshe

[Signature Page to Director Nomination Agreement]

DIAMOND FAMILY SHAREHOLDERS:

JON P. DIAMOND

By:
Name: Jon P. Diamond

JON P. DIAMOND, TRUSTEE OF THE JACOB DIAMOND 1998 IRREVOCABLE TRUST

By:
Name: Jon P. Diamond

SUSAN S. DIAMOND, TRUSTEE OF THE JILLIAN L. DIAMOND TRUST AGREEMENT DATED JANUARY 5, 2009

By:
Name: Susan S. Diamond

SUSAN S. DIAMOND, TRUSTEE OF THE JOSHUA L. DIAMOND TRUST AGREEMENT DATED JANUARY 6, 2009

By:
Name: Susan S. Diamond

SUSAN S. DIAMOND, TRUSTEE OF THE JON P. DIAMOND 2011 IRREVOCABLE TRUST NO. 1

By:
Name: Susan S. Diamond

[Signature Page to Director Nomination Agreement]

Schedule A

Deshe Family Shareholders

Name
1.	Ari Deshe
2.	Ann S. Deshe
3.	Ann S. Deshe, trustee of the Elie Michael Deshe 2012 Irrevocable Trust dated December 24, 2012
4.	Ann S. Deshe, trustee of the David Scott Deshe 2012 Irrevocable Trust dated December 24, 2012
5.	Ann S. Deshe, trustee of the Dara Lauren Deshe 2012 Irrevocable Trust dated December 24, 2012
6.	Ann S. Deshe, trustee of the Daniel Matthew Deshe 2012 Irrevocable Trust dated December 24, 2012
7.	Ari Deshe, trustee of the Daniel Matthew Deshe 1987 Subchapter S Trust

Schedule B

Diamond Family Shareholders

Name
1.	Jon P. Diamond
2.	Jon P. Diamond, trustee of the Jacob Diamond 1998 Irrevocable Trust
3.	Susan S. Diamond, trustee of the Jillian L. Diamond Trust Agreement dated January 5, 2009
4.	Susan S. Diamond, trustee of the Joshua L. Diamond Trust Agreement dated January 6, 2009
5.	Susan S. Diamond, trustee of the Jon P. Diamond 2011 Irrevocable Trust No. 1